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                                                                     EXHIBIT 8.2

                               GREENBERG TRAURIG
                                ATTORNEYS AT LAW




                                            December 23, 2002

Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, FL 33179

IRT Property Company
200 Galleria Parkway
Suite 1400
Atlanta, GA 30339

         Re: Qualification of Equity One, Inc. as a Real Estate Investment Trust For Federal Income Tax Purposes

Ladies and Gentlemen:

         We have acted as counsel to Equity One, Inc. ("Equity One"), a corporation organized and existing under the laws of the State of Maryland, in connection with the proposed merger (the "Merger") of IRT Property Company ("IRT"), a corporation organized and existing under the laws of the State of Georgia, with and into Equity One. The Merger will be effected pursuant to the Agreement and Plan of Merger by and between IRT and Equity One, dated as of October 28, 2002 (the "Agreement"). Terms not otherwise defined herein will have the meanings ascribed to them in the Agreement.

         In the preparation of this opinion, we have examined those documents we have deemed appropriate, including, but not limited to, (i) selected leases and financial statements for properties held directly or indirectly by Equity One from 1997 through the date of this opinion; (ii) a list of marketable stocks and securities held by Equity One as of various dates between March 1999 and September 2002; (iii) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") to which this opinion is an exhibit (the "Registration Statement"); (iv) Equity One's Annual Reports on Form 10-K, as amended on Form 10-K/A when applicable, for the fiscal years ended December 31, 1998 through December 31, 2001; (v) Equity One's Quarterly Reports on Form 10-Q, as amended on Form 10-Q/A when applicable, for the quarterly periods ended March 31, 1998 through September 30, 2002; (vi) Schedule 13D reports filed with the SEC on behalf of certain stockholders of Equity One from October 4, 2000 through December 20, 2001; (vii) Schedule 13G reports filed with the SEC on behalf of certain stockholders of Equity One from December 16, 1998 through December 31, 2000; (viii) the charter and bylaws of Equity One and corresponding organizational documents for each wholly owned subsidiary of Equity One owned by Equity One on or after January 1, 1997 through the date of this opinion, as amended and supplemented to the date hereof; (ix) Equity One's U.S. federal income tax returns for the years ended December 31, 1997 through 2001 (including selected tax work papers of Equity One's accounting firm); (x) the Agreement of Limited Partnership of Walden Woods Village, Ltd. (and the related Contribution

                            GREENBERG TRAURIG, P.A.
                   1221 BRICKELL AVENUE, MIAMI, FLORIDA 33131
MIAMI  NEW YORK  WASHINGTON, D.C.  ATLANTA  PHILADELPHIA  TYSONS CORNER  CHICAGO
             BOSTON  PHOENIX  WILMINGTON  LOS ANGELES  DENVER
    FORT LAUDERDALE  BOCA RATON  WEST PALM BEACH  ORLANDO  TALLAHASEE

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Equity One, Inc.
December 23, 2002
Page 2 of 4



and Exchange Agreement, Conversion Rights Agreement and Redemption Agreement), the Agreement of Limited Partnership of The Shoppes of North Port, Ltd. (and the related Contribution and Exchange Agreement, Conversion Rights Agreement and Redemption Agreement) and certain joint venture agreements for joint ventures to which Equity One or a wholly owned subsidiary of Equity One has been a party;
(xi) Equity One's Dividend Reinvestment and Stock Purchase Plan and the prospectus included therein; (xii) Equity One's 1995 Stock Option Plan, as amended; (xiii) Equity One's Amended and Restated 2000 Executive Incentive Compensation Plan; (xiv) the Registration Statement on Form S-3 filed with the SEC on January 23, 2002, as supplemented by the Prospectus Supplement filed pursuant to Rule 424B on March 22, 2002 relating to the issuance of 3,450,000 shares of Equity One common stock; (xv) the shareholder demand letters described in Treasury Regulation Section 1.857-8 and the responses received in respect of those letters for the taxable years 1997 through 2001; (xvi) Equity One's corporate structure in the years 1997 through 2001 as described in letters to Equity One's accountants from counsel to Equity One; (xvii) certain promissory notes held by Equity One on or after January 1, 2000; (xviii) a Stockholders Agreement among certain of the stockholders of Equity One as originally executed on October 4, 2000 and as amended thereafter; and (xix) certain memoranda to Equity One from its accounting firm with respect to tax matters. In addition, we have received and reviewed information from Equity One and from direct and indirect corporate stockholders of Equity One with respect to the direct and indirect ownership of the common stock of Equity One. Finally, we also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company, including representations to us in an officer's certificate dated the date hereof (the "Certificate").

         In rendering our opinion, we have assumed the due authorization, execution and delivery by each party thereto of all documents, the genuineness of all signatures, the authority of all persons signing those documents on behalf of each party thereto, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original document of any document submitted to us as a certified, conformed or photostatic copy.


                            GREENBERG TRAURIG, P.A.
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Equity One, Inc.
December 23, 2002
Page 3 of 4



         We have assumed that all representations, statements and other information in each of the documents set forth above (including, with your consent, the Certificate) and all of the other information we have received are true, correct and complete and that all obligations imposed by any of those documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have made no independent investigation into the truth, accuracy or completeness of any of the representations or statements in any of those documents or of any of the other information we have received or into the performance or satisfaction of any obligations imposed by any of those documents. We have assumed further that no actions will be taken by Equity One on or after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is BASED.

         Based upon and subject to the foregoing, it is our opinion that Equity One has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code") for its taxable years ended December 31, 1997 through 2001, and Equity One is in a position to continue its qualification and taxation as a REIT within the definition of
Section 856(a) of the Code for the taxable year that will end December 31, 2002, and for subsequent years. With respect to 2002 and subsequent years, we note that Equity One's status as a REIT at any time during such year is dependent, among other things, upon Equity One meeting the requirements of Sections 856 through 860 of the Code throughout the year and for the year as a whole. Because Equity One's satisfaction of those requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to provide assurance that Equity One will satisfy the requirements to be a REIT during those taxable years. Notwithstanding the foregoing, nothing has come to our attention that would indicate Equity One will not be able to satisfy those requirements for the taxable year that will end December 31, 2002 or subsequent years.

         Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner that would affect or change our conclusions. It should be noted that the Internal Revenue Service has not yet issued regulations or administrative interpretations with respect to various provisions of the Code relating to REITs, and any future regulations or administrative interpretations could be retroactive. Furthermore, should any of the assumptions (including, without limitation, assumptions with respect to the performance or satisfaction of any obligations imposed by any of the documents set forth above), representations, statements of fact or other information set forth or referred to above prove to be inaccurate, our opinion might be adversely affected and may not be relied upon. After reasonable inquiry, however, we are not aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Where the factual representations

                            GREENBERG TRAURIG, P.A.

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Equity One, Inc.
December 23, 2002
Page 4 of 4



in the Certificate involve terms defined in the Code and the Treasury Regulations, we are satisfied that that the Company representative understands such terms and is capable of making such factual representations. Also, in the preparation of our opinion, we have discussed the content of the opinion with Equity One's outside accounting firm, which prepares Equity One's federal income tax returns, and it has not identified any matter that would make the opinion expressed herein untrue.

         Our opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is limited in all respects to the federal law of the United States, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement it to reflect any change of fact, circumstance or law after the date hereof.

         In addition, our opinion is based on the assumption that, if litigated, the matter will be properly presented to the applicable court. Our opinion is not binding on the Internal Revenue Service or a court. Our opinion represents only our best legal judgment on the matters presented and has no binding effect or official status of any kind, and others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if the matter were litigated.

         This opinion is furnished by us to you solely for purposes of the transaction contemplated by the Agreement, and neither you nor any other person may rely on this opinion for any other reason (except that Alston & Bird LLP may rely on this opinion for purposes of rendering its opinion regarding the federal income tax treatment of the Merger). This opinion may not be reproduced, circulated, quoted, or relied upon by anyone else without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the headings "Legal Matters" and "Material Federal Income Tax Consequences of the Merger" in the Registration Statement. In giving that consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                         Very truly yours,

                                         /s/  GREENBERG TRAURIG, P.A.